EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Municipal High Income Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
60,231,877.813	5,668,238.145

Jarold W. Boettcher
For	Against
60,219,629.889	5,680,486.069

James M. Concannon
For	Against
60,228,989.132	5,671,126.826

John A. Dillingham
For	Against
60,189,884.684	5,710,231.274

David P. Gardner
For	Against
60,157,285.268	5,742,830.690

Joseph Harroz, Jr.
For	Against
60,153,932.803	5,746,183.155

John F. Hayes
For	Against
60,101,229.435	5,798,886.523

Robert L. Hechler
For	Against
59,830,899.513	6,069,216.445

Albert W. Herman
For	Against
60,228,639.626	5,671,476.332

Henry J. Herrmann
For	Against
60,286,539.469	5,613,576.489

Glendon E. Johnson, Sr.
For	Against
60,112,210.826	5,787,905.132

Frank J. Ross, Jr.
For	Against
60,158,519.433	5,741,596.525

Eleanor B. Schwartz
For	Against
60,135,292.422	5,764,823.536

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
56,628,345.929	5,149,229.403	2,876,208.944